EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

QUOTA PURCHASE AGREEMENT

THIS QUOTA PURCHASE AGREEMENT (the “Agreement”) is entered into as of October 17, 2005, by and among Orange 21 Inc., a Delaware corporation (the “Buyer”), Mr. Riccardo Polinelli, an individual born on August 29, 1944, with a tax code of PLN RCR 44M29 A848N (“Polinelli”), and Mrs. Raffaella Ghiringhelli, an individual born on December 11, 1953, with a tax code of GHR RFL 53T51 D869Z (“Ghiringhelli”) (Polinelli and Ghiringhelli are collectively referred to as the “Quotaholders”).  The Buyer and the Quotaholders collectively are referred to as the “Parties.”

RECITALS

WHEREAS, Polinelli is the owner of a quota in LEM s.r.l. (the “Company”) with a par value equal to [CONFIDENTIAL TREATMENT REQUESTED], representing [CONFIDENTIAL TREATMENT REQUESTED] of the capital of the Company;

WHEREAS, Ghiringhelli is the owner of a quota in the Company with a par value equal to [CONFIDENTIAL TREATMENT REQUESTED], representing [CONFIDENTIAL TREATMENT REQUESTED] of the capital of the Company;

WHEREAS, the Parties desire, upon satisfaction of certain terms and conditions set forth in this Agreement, to enter into certain transactions as described in this Agreement, including a transaction in which the Quotaholders would transfer to the Buyer quota representing One Hundred Percent (100%) of the capital of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

1.                                      AGREEMENT TO SELL AND PURCHASE QUOTA; ADDITIONAL PURCHASE PRICE.

1.1                                 Purchase and Sale of Quota in the Quota Transfer.  Subject to the terms and conditions of this Agreement, the Quotaholders agree to sell to the Buyer at the Closing (as defined in Section 2.1 below), and the Buyer agrees to purchase from the Quotaholders at the Closing, quota representing One Hundred Percent (100%) of the capital of the Company in consideration of the payment by the Buyer to the Quotaholders of the Purchase Price (as defined below) (such transaction referred to as the “Quota Transfer”).  The Closing shall be conducted in accordance with the provisions of Section 2.1 below.  The “Purchase Price” shall be an amount equal to Three Million Three Hundred Thousand Euros (€3.300.000,00).

1.2                                 Additional Purchase Price.  Subject to the terms and conditions of this Agreement (including, without limitation, Section 7.3), the Buyer shall deliver the Additional Purchase Price (as defined below) to the Quotaholders via wire transfer of immediately available funds to an account specified in writing by both of the Quotaholders.  The “Additional Purchase Price” shall be calculated on a calendar quarterly basis as an amount equal to  [CONFIDENTIAL TREATMENT REQUESTED] for each sunglass or goggle sales unit shipped by the Company to the Company’s customers during the period commencing January 1,

2006 and ending December 31, 2007; provided, however, that the aggregate of such amount over such period shall in no event be more than  [CONFIDENTIAL TREATMENT REQUESTED].  Delivery of the Additional Purchase Price shall be made no later than thirty (30) days after each preceding calendar quarter of such period (e.g., for January 1, 2006 through March 31, 2006, no later than April 30, 2006).  At the Closing, the Buyer shall deposit [CONFIDENTIAL TREATMENT REQUESTED] into an escrow account established pursuant to the Escrow Agreement (as defined below).  The “Escrow Agreement” shall be the escrow agreement entered into at the Closing by and among the Buyer, the Quotaholders and a third party escrow agent mutually agreeable to the Buyer and the Quotaholders.  The form and substance of the Escrow Agreement shall (i) be agreed upon between the Buyer and the Quotaholders prior to the Closing and (ii) expressly provide that the escrow agent shall pay amounts to the Quotaholders equal to that portion of the Additional Purchase Price that is not otherwise paid to the Quotaholders by the Buyer within thirty (30) days of the date such amounts are due and payable; provided, however, that in no event shall the balance of the escrow account be reduced below [CONFIDENTIAL TREATMENT REQUESTED] earlier than June 30, 2007.

1.3                                 Good Faith Deposit.  The Parties acknowledge and agree that the Quotaholders have received from the Buyer the amount of One Million Euros (€1.000.000,00) [CONFIDENTIAL TREATMENT REQUESTED] in connection with the Buyer’s execution of this Agreement (collectively, the “Good Faith Deposit”).  Subject to Article 8, the Quotaholders shall (i) retain the [CONFIDENTIAL TREATMENT REQUESTED] portion of the Good Faith Deposit and, (ii) as promptly as possible after the date of this Agreement, but in any event no later than five (5) days within receipt of such funds, deposit with the Company the [CONFIDENTIAL TREATMENT REQUESTED] portion of the Good Faith Deposit as paid-in capital of the Company and immediately provide the Buyer with sufficient proof of the Company’s receipt of such deposit.

1.4                                 Capital Contribution.  Subject to the terms and conditions of this Agreement (including, without limitation, satisfaction of the conditions to closing set forth in Sections 5.1 and 5.2 below), on December 15, 2005, the Buyer shall deliver an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] (the “Capital Contribution”) to the Quotaholders via wire transfer of immediately available funds to an account specified in writing by both of the Quotaholders.  As promptly as possible after such delivery, but in any event no later than the one (1) day prior to the Closing, the Quotaholders shall [CONFIDENTIAL TREATMENT REQUESTED] immediately provide the Buyer with sufficient proof of the Company’s receipt of such deposit.

2.                                      CLOSING AND PAYMENT.

2.1                                 Closing.  Subject to satisfaction of the conditions to closing set forth in Sections 5.1 and 5.2 below, the closing of the Quota Transfer (collectively, the “Closing”) shall occur at a time and date that is agreed to in writing by the Parties on or before December 19, 2005, at the offices of Public Notary Arrigo Roveda, via Mario Pagano, 65, Milan, Italy (such time and date are referred to as the “Closing Date”).

2.2                                 Payment.  On January 9, 2006, the Buyer shall deliver the Purchase Price to the Quotaholders via wire transfer of immediately available funds to an account specified in writing by both of the Quotaholders; provided, however, that the amount to be so delivered on such date shall be reduced by the aggregate amounts previously paid by the Buyer as the Good Faith Deposit and the Capital Contribution.

2.3                                 Italian Law.  Notwithstanding any provision herein to the contrary, the foregoing transactions shall be conducted in accordance with Italian laws governing the transfer of quota in a s.r.l. company and the Parties agree to cooperate to the extent reasonably necessary in order to effect such transfers in accordance with, and under the applicable laws of, Italy, including executing any bill of sale, assignment or other instrument of transfer, in a form reasonably acceptable to the Parties, evidencing such transactions, that is required by the laws of Italy.  Any instruments of transfer executed or delivered in order to effect the transactions contemplated hereby shall contain all relevant terms and conditions (including representations and warranties and indemnification clauses) on substantially the same terms set forth in this Agreement.  In the event of a conflict between any such instrument of transfer and this Agreement, the terms of this Agreement shall prevail.  The Parties shall confirm the foregoing sentence in writing upon execution of any such instrument of transfer.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE QUOTAHOLDERS.  Except as set forth on a Schedule of Exceptions delivered by the Quotaholders to the Buyer on date hereof (where all references on such Schedule of Exceptions shall be deemed to modify only the specific representation identified and shall not be deemed to modify any other representation or warranty contained herein), each of the Quotaholders hereby jointly and severally represent and warrant to the Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

3.1                                 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the country of Italy.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other instruments or documents contemplated hereby (collectively, the “Ancillary Agreements”), to issue and sell its quota, and to carry on its business as presently conducted and as presently proposed to be conducted.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2                                 Subsidiaries.  The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3                                 Capitalization; Voting Rights.  The authorized quota of the Company immediately prior to the Closing was issued [CONFIDENTIAL TREATMENT REQUESTED] to Polinelli and [CONFIDENTIAL TREATMENT REQUESTED] to Ghiringhelli.  The Quotaholders have full ownership and can fully dispose of the quotas, which are free from any lien or encumbrance of any kind and, prior to the execution and delivery of this Agreement, have taken all required actions as between each of the Quotaholders such that the Quotaholders collectively are able to (and will, as of the Closing Date, be able to) transfer, convey and assign title with respect to quota representing One Hundred Percent (100%) of the capital of the Company to the Buyer at the Closing as contemplated hereby.  As of immediately following the Closing, and after giving effect to the transactions contemplated hereby, the authorized quota of the Company shall be owned One Hundred Percent (100%) by the Buyer.  The quota has been issued in compliance with all applicable laws and in compliance with the organizational documents of the Company.  There are no other currently outstanding pre-emptive or conversion rights, options, warrants or agreements granted or issued by or binding upon the Company or the Quotaholders for the purchase or acquisition of any quota of the Company (including, without limitation, any right of approval or right of first refusal in favor of the Quotaholders or any other person set forth in any document or otherwise, including the by-laws of the Company) which have not be waived prior to the date of this Agreement.

3.4                                 Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and Quotaholders (including each of the Quotaholders) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all obligations of the Quotaholders hereunder and thereunder at the Closing, and the authorization, sale, issuance and delivery of the quota pursuant hereto have been taken or will be taken prior to such Closing.  The Agreement and the Ancillary Agreements, when executed and delivered, will be valid and binding obligations of the Quotaholders enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws.  The sale of the quota at the Closing does not and will not be subject to any pre-emptive rights or rights of first refusal that have not been properly waived or complied with. To the extent that any Quotaholder has any such right, it shall be deemed to have waived any such right concurrently with the execution by such Quotaholder of this Agreement without any further action by such Quotaholder.

3.5                                 Financial Statements.

3.5.1                        As of the date of this Agreement, the Company has delivered to the Buyer a draft of its audited financial statements (balance sheet and profit and loss statement, statement of Quotaholders equity and statement of cash flows including notes thereto) as of and for the periods ended June 30, 2004 and the ten (10)-months ended April 30, 2005, which draft audited financial statements include a draft of an opinion from KPMG LLP, which opinion is subject to issuance by KPMG LLP on or before the Closing Date.

3.5.2                        As of the Closing, the Company has delivered (i) audited financial statements (balance sheet and profit and loss statement, statement of Quotaholders equity and statement of cash flows including notes thereto) as of and for the periods ended June 30, 2004 and April 30, 2005, which financial statements include an audit from KPMG LLP , (ii) unaudited financial statements for the three (3)-month period ended September 30, 2005, which financial statements have been reviewed (but not audited) by KPMG LLP (or other internationally recognized accounting firm acceptable to the Buyer in its sole discretion), and (iii) unaudited financial statements for the five (5)-month period ended November 30, 2005 (including, without limitation, a balance sheet as of November 30, 2005 – the “Closing Balance Sheet”) (the foregoing financial statements are collectively referred to as the “Financial Statements”).

3.5.3                        The Financial Statements that have been delivered on or prior to the date of this Agreement have been, and the Financial Statements that will be delivered at the Closing, will be, prepared in accordance with generally accepted accounting principles in Italy (“Italian GAAP”) applied on a consistent basis throughout the periods indicated and in accordance with all Italian laws governing the preparation of financial statements.  The Financial Statements have and will fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, in the case of any interim unaudited financial statements.  The Company’s books and accounts are up to date and kept in full accordance with the applicable law provisions, all assets owned by the Company, including machinery, equipment, vehicles and furniture are recorded in the Financial Statements as well as in the Company’s accounts at the cost price after accounting for depreciation calculated according to Italian law and the Company’s inventory has been stated at the lower of cost and net realizable value in accordance with applicable accounting principles.

3.5.4                        The Company has delivered (with respect to the Financial Statements delivered prior on or to the date of this Agreement), and will deliver (with respect to the Financial Statements to be delivered on or prior to the Closing) a copy of the Financial Statements that include all reconciliations required to conform the Financial Statements to generally accepted accounting principles in the country of the United States (“US GAAP”).

3.6                                 Liabilities.  Except as set forth in the Financial Statements, the Company has no material liabilities, including any contingent liabilities, other than (i) liabilities incurred that are (x) consistent with past practice and (y) in the ordinary course of business, subsequent to the date of the Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under Italian GAAP or US GAAP to be reflected in the Financial Statements.

3.7                                 Agreements; Action.

3.7.1                        There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of Twenty-Five Thousand Euros (€25.000,00) (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business) or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company.

3.7.2                        The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its securities, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) that are individually in excess of Ten

Thousand Euros (€10.000,00) or, in the case of indebtedness and/or liabilities individually less than Ten Thousand Euros (€10.000,00), in excess of Twenty-Five Thousand Euros (€25.000,00) in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses made to employees or directors of the Company or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

3.7.3                        For the purposes of Sections 3.7.1 and 3.7.2 above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum Euro amounts of such subsections.

3.8                                 Obligations to Related Parties.  There are no obligations of the Company to officers, directors, quotaholders, or employees of the Company other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees.  Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.9                                 Title to Properties and Assets; Liens, Etc.  The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become delinquent and (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company.  The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.10                           Intellectual Property.

3.10.1                  The Company owns or possesses, and has taken all reasonable steps necessary or desirable to maintain, sufficient legal rights to all patents, copyrights, trademarks, service marks, trade dress, mask works, schematics, technology, inventions, manufacturing processes, supplier lists, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), moral rights, computer software programs or applications (including, without limitation, source and object code) (collectively, “Intellectual Property”) that are necessary for the Company to conduct its business as now conducted and as it presently proposes to conduct its business.

3.10.2                  The Company does not require presently any additional material Intellectual Property of any third party to develop, manufacture, market or sell its products or services or in relation to any of the processes employed by the Company in connection with the operation of its business, other than standard “off-the-shelf” or standard widely available software or other Intellectual Property that can be acquired in the ordinary course of business of the Company from time to time.

3.10.3                  The Schedule of Exceptions sets forth a complete and accurate list of (i)

all material licenses, sublicenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries authorizes any other person to use the Company’s intellectual property or exercise any rights with respect thereto and (ii) all agreements with third parties pursuant to which the Company or its subsidiaries are granted the right to use the intellectual property of any other party other than such licenses or agreements arising from the purchase of “off-the-shelf” or standard widely available software services and products.

3.10.4                  The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate the Intellectual Property of any other person or entity.

3.10.5                  The use by the Company or any subsidiary of the Company of the Company’s or such subsidiary’s Intellectual Property does not and is not likely to infringe the Intellectual Property of any other person.

3.10.6                  The Company and subsidiaries have not unlawfully or wrongfully acquired, misused or infringed, and are not misusing or infringing, the Intellectual Property (including, without limitation confidential information or know-how) of any third party, and none of the Intellectual Property (including confidential information or know-how) of the Company currently used by the Company or any of its subsidiaries or required to be used in the ordinary course of business by the Company or any of its subsidiaries has been unlawfully or wrongfully acquired from any third party.

3.10.7                  No claim, complaint, demand or notice (i) challenging the validity, effectiveness, enforceability or ownership by the Company of any of its Intellectual Property, (ii) charging that the Company has not performed its obligation under any license, sublicense or other agreement relating to any third party’s Intellectual Property, (iii) to the effect that the use, manufacture, importation, reproduction, modification, distribution, licensing, sublicensing, offer for sale, sale or any other exercise of, or the Company’s or any of its subsidiaries’ reasonably anticipated use, reproduction, modification, distribution, licensing, sublicensing, offer for sale, sale, or any other exercise of any of the Company’s Intellectual Property interferes with, infringes upon, or misappropriates any Intellectual Property of any third person, nor has there ever been, to the knowledge of the Company, any valid grounds for any bona fide claim, complaint, demand or notice of such kind.

3.10.8                  There is no unauthorized use, infringement or misappropriation of any of the Company’s Intellectual Property by any third party, employee or former employee.

3.10.9                  No funding or grant provided to the Company by any third party will affect, in any manner the Intellectual Property of the Company or any of its subsidiaries and no such third party has any right or title to, or interest in the Intellectual Property of the Company (including, without limitation, any Intellectual Property of the Company licensed to any third party, or any Intellectual Property licensed by the Company from any third party) or any of its subsidiaries.

3.11                           Litigation.  There is no action, suit, proceeding or investigation pending or, to the

Quotaholders’ knowledge, currently threatened against the Company or any holder of the Company’s securities that questions the validity of this Agreement, or the Ancillary Agreements or the right of the Quotaholders to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor are the Quotaholders aware that there is any basis for any of the foregoing.  The foregoing includes, without limitation, actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  None of the Company nor any holder of the Company’s securities is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation initiated by the Company currently pending or which the Company intends to initiate. For purposes of this Agreement, “to the Quotaholders’ knowledge” shall mean the knowledge of the Company, any officer, director or member of management thereof, or either of the Quotaholders.

3.12                           Tax Returns and Payments.

3.12.1                  All Tax Returns (defined below) that are required to be filed by or with respect to the Company have been filed and all such Tax Returns were true, correct and complete in all material respects when filed.

3.12.2                  All Taxes (defined below) of the Company that are due and payable, whether or not shown on the Tax Returns, have been paid in full.

3.12.3                  The provision for Taxes on the audited and unaudited balance sheets included in the Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets.

3.12.4                  No national, local or foreign audits or other administrative proceedings or court proceedings with regard to Taxes are pending presently with regard to the Company.

3.12.5                  No waiver of statutes of limitation have been given or requested with respect to any Taxes of the Company.

3.12.6                  There are no liens for Taxes on any asset of the Company other than for current Taxes not yet due and payable.

3.12.7                  The Company’s methods of tax accounting are correct in all materials respects under Italian law.

3.12.8                  For purposes of this Section 3.12, the term “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any national, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and “Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

3.13                           Employees.  The names of the employees of the Company are set forth on the Schedule of Exceptions, together with their respective work categories and salaries and no salary increase and/or promotion other than those deriving from law have been granted and there are no independent work relationships except as has been set forth on the Schedule of Exceptions on the date of this Agreement.  The Company has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Quotaholders’ knowledge, threatened with respect to the Company.  To the Quotaholders’ knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Quotaholders’ knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  The Company has complied with all obligations provided by law with regard to social security and employment matters and all duties and contributions, including social security, contributions, salary, overtime work, holidays and night pays, bonuses and fair prices for inventions have been paid as required or otherwise set aside and are reflected on the Financial Statements.  All remuneration due to sole director or directors has been entirely paid or otherwise set aside and is reflect on the Financial Statements.  The Company has not received any notice alleging that any such violation has occurred.  No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

3.14                           Compliance with Laws; Permits.  The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the transactions contemplated herein and the issuance of the quota, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.15                           Full Disclosure.  The Quotaholders have provided the Buyer with all information requested by the Buyer in connection with its decision to purchase the quota in the Quota Transfer, including all information the Quotaholders believe is reasonably necessary to make such investment decision.  Neither this Agreement, the Ancillary Agreements nor any other statements, schedules, exhibits or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading which has not been, prior to the date hereof, corrected or amended.  There are no facts which (individually or in the aggregate) materially adversely affect the business assets, liabilities, financial condition, prospects or operations of the Company or any of its subsidiaries that have not been set forth in the Agreement, the exhibits hereto, the Ancillary Agreements or in other documents delivered to the Buyer or its counsel in connection herewith.

3.16                           Insurance.  The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

3.17                           Material Changes.  From April 30, 2005 through the date of this Agreement and from April 30, 2005 through the Closing, except as set forth on the Schedule of Exceptions, there has not been any of the following:

3.17.1                  any change in the assets, liabilities, financial condition or operating results of the Company or any of its subsidiaries from that reflected on the balance sheet at April 30, 2005, except changes in the ordinary course of business consistent with past practices;

3.17.2                  any material damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects or financial condition of the Company or any of its subsidiaries (as such business presently is conducted and as it is proposed to be conducted);

3.17.3                  any waiver or compromise by the Company or any of its subsidiaries of a valuable right or of a material debt owed to it;

3.17.4                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any material obligation by the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practices;

3.17.5                  any change to a material contract or agreement with any employee, officer, director or holder of the securities of the Company or any of its subsidiaries;

3.17.6                  any sale, assignment or transfer of any of the Company’s intellectual property or any other tangible asset of the Company or any of its subsidiaries;

3.17.7                  any resignation or termination of employment of any officer, key employee or director of the Company or any of its subsidiaries and the Company does not know of any impending resignation or termination of employment of any such officer, key employee or director;

3.17.8                  receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any of its subsidiaries or any termination of any discussions with respect to the purchase of the Company’s products with any major prospective customer of the Company of any of its subsidiaries;

3.17.9                  any mortgage, pledge, transfer of a security interest in, or lien created by the Company or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

3.17.10            any declaration or payment of any dividend or other distribution of the assets of the Company or any of its subsidiaries;

3.17.11            any other event or condition of any character that might, either individually or in the aggregate, materially and adversely affect the business, properties, prospects or financial condition of the Company or any of its subsidiaries (as such business presently is conducted and as it is proposed to be conducted); or

3.17.12            any arrangement or commitment by the Company or any of its subsidiaries to do any of the acts described in this Section 3.17.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The Buyer hereby represents and warrants to the Quotaholders (such representations and warranties do not lessen or obviate the representations and warranties of the Quotaholders set forth in this Agreement) that the Buyer has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions.  All action on the Buyer’s part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements have been or will be effectively taken prior to the Closing.  Upon its execution and delivery, this Agreement and the Ancillary Agreements will each be valid and binding upon the Buyer, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by general principles of equity that restrict the availability of equitable remedies and (iii) to the extent that the enforceability of the indemnification provisions may be limited by applicable laws.

5.                                      CONDITIONS TO CLOSINGS.

5.1                                 Conditions to Buyer’s Obligations at the Closing.  The Buyer’s obligations to effect the transactions to be effected at the Closing are subject to the satisfaction or waiver by the Buyer, at or prior to the Closing Date, of the following conditions:

5.1.1                        Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Quotaholders in Article 3 above shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and each of the Quotaholders shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing, including, without limitation, all obligations of the Quotaholders set forth in Article 6 below.

5.1.2                        Legal Investment.  On the Closing Date, the sale and issuance of the quota shall be legally permitted by all laws and regulations to which the Buyer is subject.

5.1.3                        Consents, Permits and Waivers.  Any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Ancillary Agreements (except for such as may be properly obtained subsequent to the Closing) shall have been obtained.

5.1.4                        Corporate Documents.  The Quotaholders shall have delivered to the Buyer or its counsel copies of all corporate documents of the Company as the Buyer shall reasonably request.

5.1.5                        Compliance Certificate.  The Quotaholders shall have delivered to the Buyer a compliance certificate, executed by both of the Quotaholders, dated as of the Closing Date, to the effect that the conditions specified in Sections 5.1.1, 5.1.3 and 5.1.4 have been satisfied.

5.1.6                        Escrow Agreement.  The Quotaholders shall have delivered to the Buyer the Escrow Agreement, executed by both of the Quotaholders, dated as of the Closing Date.

5.1.7                        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Buyer and its special counsel, and the Buyer and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.1.8                        Credit Facilities.  The existing credit facilities of the Company (including any leases with personal guarantees) shall have been or will be after the Closing (but no later than March 31, 2006) restructured on terms satisfactory to the Buyer and the Quotaholders, including the elimination of any guarantees on such facilities by Polinelli and Ghirenghelli.

5.1.9                        Satisfactory Diligence.  The Buyer shall have completed its due diligence review of the Company and shall be satisfied in all respect with regard to its findings.

5.1.10                  No Material Adverse Change.  From April 30, 2005 through the date of this Agreement and from April 30, 2005 through the Closing, there shall not have been a Material Adverse Change.  A “Material Adverse Change” shall mean (i) a circumstance, fact, change, development or effect that could reasonably be expected to materially and adversely affect the properties, business, prospects, results of operations or condition, financial or otherwise, of the Company taken as a whole; or (ii) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business; or (iii) any damage, destruction or loss, not covered by insurance, that materially and adversely affects the assets, properties, financial condition, operating results, prospects or business of the Company (as such business presently is conducted and as it is proposed to be conducted); or (iv) any material change or amendment to a material contract or arrangement of which the Company or any of its assets or properties is bound or subject.

5.1.11                  Certain Additional Conditions.  Each of the following conditions shall have been satisfied (any of which may be waived by the Buyer in its sole discretion):

(a)                                  The Company shall have engaged KPMG to conduct an audit of the ten (10) months ended April 30, 2005, the cost of which shall be paid by the Company;

(b)                                 The Company shall have engaged KPMG to provide a quarterly review for the three (3) months ended June 30, 2005, September 30, 2005 and December 31, 2005, the cost of which shall be paid by the Buyer;

(c)                                  The Company shall make the following adjustments to its books and records:

(i)                                     the creation of inventory reserve for all items that would not be sold within twelve (12) months;

(ii)                                  the creation of a bad debt reserve for any debts that are more than sixty (60) days past due or are deemed uncollectable;

(iii)                               the creation of an employment indemnity based on KPMG’s recommendation;

(iv)                              the creation of a reserve for all rebates;

(v)                                 the creation of a reserve for all foreign exchange losses; and

(vi)                              the write down of property, plant, equipment and other assets to fair market value;

(d)                                 The Company’s [CONFIDENTIAL TREATMENT REQUESTED] quotaholders’ equity (based upon US GAAP) as of June 30, 2005 shall not exceed [CONFIDENTIAL TREATMENT REQUESTED];

(e)                                  The Company’s net loss (based upon Italian GAAP) for the fiscal year ended June 30, 2005 shall not exceed [CONFIDENTIAL TREATMENT REQUESTED];

(f)                                    The Company’s net profit (based upon US GAAP) for the fiscal year ended June 30, 2005 shall be no less than [CONFIDENTIAL TREATMENT REQUESTED];

(g)                                 The Company’s earnings before interest, taxes, depreciation and amortization (based upon US GAAP) for the fiscal year ended June 30, 2005 shall be no less than [CONFIDENTIAL TREATMENT REQUESTED]; and

(h)                                 The Company’s total short- and long-term bank debt at the Closing (based upon US GAAP) shall not exceed [CONFIDENTIAL TREATMENT REQUESTED].

5.2                                 Conditions to Quotaholders’ Obligations at the Closing.  The Quotaholders’ obligations to effect the transactions to be effected at the Closing are subject to the satisfaction or waiver by the Quotaholders, at or prior to the Closing Date, of the following conditions:

5.2.1                        Representations and Warranties True.  The representations and warranties in Article 4 above made by the Buyer at such Closing shall be true and correct in all material respects at the date of the Closing with the same force and effect as if they had been made on and as of said date.

5.2.2                        Performance of Obligations.  The Buyer shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Buyer on or before such Closing.

5.2.3                        Consents, Permits and Waivers.  Any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Ancillary Agreements (except for such as may be properly obtained subsequent to the Closing) shall have been obtained.

5.2.4                        Escrow Agreement.  The Buyer shall have delivered to the Quotaholders the Escrow Agreement, executed by the Buyer, dated as of the Closing Date.

5.2.5                        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Quotaholders and their special counsel, and the Quotaholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2.6                        Credit Facilities.  The existing credit facilities of the Company (including any leases with personal guarantees) shall have been or will be after the Closing (but no later than March 31, 2006) restructured on terms satisfactory to the Buyer and the Quotaholders, including the elimination of any guarantees on such facilities by Polinelli and Ghirenghelli.

6.                                      COVENANTS.

6.1                                 Prohibition of Certain Corporate Transactions.  Following the date of this Agreement and prior to the Closing, without the consent of the Buyer, the Quotaholders shall not permit the Company to take (or obligate itself to take) any of the following actions:

6.1.1                        Pay or declare any dividend;

6.1.2                        Enter into any contract, agreement, undertaking or understanding, acquire any asset or make any discretionary payments with a value equal to Twenty-Five Thousand Euros (€25.000,00) individually, or One Hundred Thousand Euros (€100.000,00) in the aggregate;

6.1.3                        Modify, amend or alter in any manner any of the organizational documents of the Company or any of its subsidiaries (provided, however, that the Parties agree that the bylaws shall be modified in a manner sufficient to effect the transactions contemplated hereby); or

6.1.4                        Modify, amend or alter the prices (as compared to prices in effect as of the date of this Agreement) with the Buyer (other than raw material increases which are made with reasonable notice to the Buyer).

6.2                                 Certain Affirmative Covenants.  Following the date of this Agreement and prior to the Closing, the Quotaholders shall cause the Company to use its commercially reasonable efforts to take each of the following actions:

6.2.1                        As promptly as possible after the date of this Agreement, but in any event within six (6) months of the date of this Agreement, to install, at the cost of the Company, an accounting system that that is reasonably acceptable to the Buyer and that provides “real-time” inventory management in order to ensure accurately prepared monthly financial statements;

6.2.2                        As promptly as possible after the date of this Agreement, to collaborate with the Buyer to obtain purchase agreements from the Company’s top [CONFIDENTIAL TREATMENT REQUESTED] customers (other than the Buyer) with terms of not less than [CONFIDENTIAL TREATMENT REQUESTED] years, such purchase agreements to account for a minimum of [CONFIDENTIAL TREATMENT REQUESTED] of the Company’s projected revenue or not less than [CONFIDENTIAL TREATMENT REQUESTED];

6.2.3                        As promptly as possible after the date of this Agreement, but in any event no later than October 15, 2005, to provide to the Buyer an operating budget for the Company with respect to the Company’s 2006 fiscal year (which the Buyer shall use its commercially reasonable efforts to approve prior to November 15, 2005); and

6.2.4                        As promptly as possible after the date of this Agreement, to assist the Buyer in restructuring the credit facilities of the Company (including any leases with personal guarantees) in a manner so as to eliminate the personal guarantees of Polinelli and Ghiringhelli.

6.3                                 Press Releases.  The Quotaholders shall not, and shall not permit the Company to, without the prior written consent of the Buyer, issue any press release mentioning the Buyer’s name.

6.4                                 Certain Employment Arrangements.  Commencing at the Closing, the Company shall hire Polinelli (and Polinelli agrees to serve for a period of two (2) years) as a “director” of the Company and, in such capacity, Polinelli shall have the authority to manage the day-to-day operations of the Company, subject to the supervision of the board of directors of the Company such that Polinelli shall not have the authority to (i) hire or fire members of management of the Company without approval of the board of directors of the Company or (ii) cause the Company to deviate in its expenditures by more than five percent (5%) from the Company’s operating budget as approved from time to time by the Company’s board of directors prior to the commencement of the fiscal year.  Polinelli shall be paid a pre-tax salary of [CONFIDENTIAL TREATMENT REQUESTED] for each year of such service, plus customary benefits.  In no event shall Polinelli work less than [CONFIDENTIAL TREATMENT REQUESTED] hours per week for the Company.  Notwithstanding the foregoing, the Parties agree that (i) the Company shall hire a general manager no later than December 31, 2006 to run the day-to-day operations of the Company, subject to the supervision of the board of directors of the Company or its designee, and (ii) in the event that the Buyer sells the Company to a third person, Polinelli shall have the right to terminate his position with the Company without any competitive limitations, including, but not limited to, his role as a director of Polinelli s.r.l.  In addition, the Buyer acknowledges that Polinelli is involved as owner and sole director of another business that distributes eyewear.

6.5                                 Diligence.  The Buyer shall complete its tax, accounting and legal diligence by October 15, 2005.  In addition, the Buyer shall notify the Quotaholders no later than October 15, 2005 in the event that it is unable to complete its diligence because of additional information that it needs to receive from the Company or the Quotaholders.  In no event shall Buyer be deemed to be in breach of this Agreement if it notifies the Quotaholders that it has not completed its diligence as a result of the failure of the Quotaholders or the Company to provide sufficient diligence materials to the Buyer.

7.                                      INDEMNIFICATION.

7.1                                 Indemnification by the Company and Quotaholders.  Each of the Quotaholders (individually and collectively, the “Quotaholder Indemnifying Parties”) hereby agrees to jointly and severally defend, indemnify and hold harmless the Buyer and its successors, assigns and affiliates (collectively, the “Buyer Indemnitees”) from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Buyer Losses”), caused by, resulting from or arising out of (i) breaches of any representation or warranty hereunder or any Ancillary Agreement on the part of any Quotaholder Indemnifying Party and (ii) failures by any Quotaholder Indemnifying Party to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder or under any Ancillary Agreement; and any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification; provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against a Buyer Indemnitee in respect of which a Buyer Indemnitee proposes to demand indemnification (“Buyer Indemnified Claims”), Buyer or such other Buyer Indemnitee shall notify the Quotaholder Indemnifying Parties thereof, provided, further, however, that the failure to so notify the Quotaholder Indemnifying Parties shall not reduce or affect the Quotaholder Indemnifying Parties’ obligations with respect thereto except to the extent that the Quotaholder Indemnifying Parties are materially prejudiced thereby.  Subject to rights of or duties to any insurer or other third person having liability therefor, the Quotaholder Indemnifying Parties shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if the Quotaholder Indemnifying Parties shall have exercised their right to assume such control, the Buyer Indemnitees may, in their sole discretion and at their expense, employ counsel to represent them (in addition to counsel employed by the Quotaholder Indemnifying Parties) in any such matter, and in such event counsel selected by the Quotaholder Indemnifying Parties shall be required to cooperate with such counsel of the Buyer Indemnitees in such defense, compromise or settlement.

7.2                                 Certain Limitations. Notwithstanding any provision herein to the contrary, the Parties agree that in no event shall the Quotaholders be obligated with respect to any Buyer Loss until the aggregate of all Buyer Losses exceeds [CONFIDENTIAL TREATMENT REQUESTED] (the “Deductible”) and then the Buyer shall only be permitted to recover such Buyer Losses in excess thereof.

7.3                                 Reduction of Additional Purchase Price.  Without limiting the right of the Buyer under any applicable provision of Italian law to recover the Buyer Losses in accordance with Sections 7.1 and 7.2 above, in the event of any Buyer Losses (x) as to which the Buyer is entitled to indemnity under Sections 7.1 and 7.2  above in excess of the Deductible, (y) as to which the Quotaholders have failed to indemnify Buyer within ninety (90) days notice thereof and (z) that are being not contested in good faith by the Quotaholders, the Buyer shall have the right, in addition to all other remedies provided by law, to reduce the amounts payable for the Additional Purchase Price by the amount of such Buyer Losses.

7.4                                 Indemnification by Buyer.  The Buyer hereby agrees to jointly and severally defend, indemnify and hold harmless the Quotaholders and their respective successors, assigns and affiliates (collectively, “Quotaholder Indemnitees”) from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Quotaholder Losses”), caused by, resulting from or arising out of (i) breaches of any representation and warranty hereunder or under any Ancillary Agreement on the part of the Buyer and (ii) failures by the Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder or under any Ancillary Agreement; and (ii) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification; provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against a Quotaholder Indemnitee in respect of which a Quotaholder Indemnitee proposes to demand indemnification (“Quotaholder Indemnified Claims”), such Quotaholder Indemnitee shall notify Buyer thereof; provided, further, however, that the failure to so notify the Buyer shall not reduce or affect the Buyer’s obligations with respect thereto except to the extent that the Buyer is materially prejudiced thereby.  Subject to rights of or duties to any insurer or other third person having liability therefor, the Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Quotaholder Indemnified Claims (provided that any compromise or settlement must be reasonably approved by the Quotaholders) including, at their own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if the Buyer shall have exercised its right to assume such control, the Quotaholder Indemnitees may, in their sole discretion and at their expense, employ counsel to represent them (in addition to counsel employed by the Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of Quotaholder Indemnitees in such defense, compromise or settlement.

8.                                      TERMINATION.  This Agreement may be terminated as follows:

8.1                                 By the Quotaholders.  Prior to the Closing, this Agreement may be terminated by the Quotaholders by delivery of a termination notice signed by both of the Quotaholders specifying that the Buyer has materially breached this Agreement (including a reference to the provision breached), which breach has not been cured by the Buyer following thirty (30) days notice thereof by the Quotaholders.  In the event of a termination by the Quotaholders pursuant to this Section 8.1 (following the expiration of any cure period), the obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that the obligations of the Parties under the following sections shall survive any such termination:  Article 7 and Article 9.  In the event of a termination by the Quotaholders under this Section 8.1 (following the expiration of any cure period), the Quotaholders shall be entitled to retain the Good Faith Deposit, without any right of offset or credit to the Buyer, as liquidated damages under this Agreement.  Notwithstanding any provision herein to the contrary, the Parties agree that the notification by the Buyer under Section 6.5(ii) that it has elected not to proceed with the transaction, in the absence of any breach of the Agreement by the Quotaholders, shall be grounds for the Quotaholders to notify the Buyer that it has elected to terminate this Agreement and, in such event, the Quotaholders shall be entitled to retain the Good Faith Deposit; provided, however, that in no event shall the refusal by the Buyer to effect the Closing or other transactions contemplated by this Agreement by reason of a Material Adverse Change with respect to the Company be deemed a material breach of this Agreement by the Buyer.

8.2                                 By the Buyer.  Prior to the Closing, this Agreement may be terminated by the Buyer by delivery of a termination notice (after expiration of any applicable cure periods under Italian law, but in no event to exceed thirty (30) days) signed by the Buyer specifying any of the following:

8.2.1                        That the Buyer has been unable to satisfactorily complete its due diligence with respect to the Company for any reason, including as a result of the discovery of information that was not disclosed to the Buyer prior to the date hereof or that is inconsistent with information disclosed to the Buyer prior to the date hereof and that the Buyer desires to terminate this Agreement as a result thereof; or

8.2.2                        That the Company or the Quotaholders have failed to satisfy any material condition of this Agreement, have breached, in any material respect, any obligation thereof under this Agreement or any Ancillary Agreement or have failed to satisfy, in all respects, any condition to the Closing under this Agreement.

In the event of a termination under this Section 8.2, the obligations of the Parties under this Agreement shall terminate and be of no further force or effect; provided, however, that the obligations of the Parties under the following sections shall survive any such termination:  Article 7 and Article 9.  In the event of a termination under this Section 8.2, the Quotaholders shall return the Good Faith Deposit to the Buyer within ninety (90) days of the delivery of the termination notice under this Section 8.2 (or, in the alternative, shall issue a credit to the Buyer with respect to the purchase of products from the Company by the Buyer, in an amount equal to the Good Faith Deposit).

9.                                      MISCELLANEOUS.

9.1                                 Governing Law and Court.  This Agreement shall be governed in all respects by the laws of the country of Italy.  Notwithstanding the foregoing, the Parties agree that this Agreement was negotiated and originally drafted in the English language, and although a copy of this Agreement shall be translated into Italian for purposes of effecting the transactions contemplated hereby, any disputes with respect to this Agreement shall be resolved with reference to the English draft of this Agreement, which shall in all events supersede and prevail over any draft of this Agreement translated into any other language.  Any dispute, controversy and/or claim arising or relating to this Agreement, including those related to its validity, effectiveness, interpretation, execution or termination, shall be settled by an Arbitration Board comprised of three (3) Members, appointed in compliance with the “National Arbitration Rules” of the Milan National and International Chamber, which the Parties declare to fully know and accept.  The Arbitration Board shall settle disputes on a ritual basis in compliance with the dispositions of the Italian Civil Procedure Code.

9.2                                 Survival.  Subject to the terms of this Agreement, the representations, warranties, covenants and agreements made herein shall survive the Public Notary deed signed among the Parties for the sole purpose to respect to Italian Rules (Legge Mancino) in relation to the valid transfer of the Company’s participation.

9.3                                 Successors and Assigns.  Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by the Quotaholders.  Any purported assignment or transfer by the Quotaholders shall be void.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs and administrators of the Parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the quota from time to time.

9.4                                 Entire Agreement.  This Agreement, the Ancillary Agreements, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.5                                 Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6                                 Amendment and Waiver.  This Agreement may be amended or modified only upon the written consent of the Quotaholders and the Buyer.

9.7                                 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the following addresses (as applicable) or such other address as may be specified by the applicable Party by ten (10) days’ advance written notice to the other Parties hereto:

If to the Buyer, to:

2070 Las Palmas Drive

Carlsbad, CA 92009

Phone: (760) 804-8420

Fax: (760) 804-8442

Attention:  Chief Financial Officer

With a copy to:

Christopher M. Forrester

Pillsbury Winthrop Shaw Pittman LLP

11682 El Camino Real, Suite 200

San Diego, CA 92130

Phone: (858) 509-4000

Fax: (858) 509-4010

If to the Quotaholders, to:

Via Gaggio 8

Galliate Lombardo, (VA) 21020

Tel: (011) 39 – 033 – 294 – 7722

9.8                                 Expenses.  Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, except for the costs and expenses of the Italian Public Notary, which shall be borne by the Buyer.

9.9                                 Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.10                           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12                           Broker’s Fees.  Each Party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each Party hereto further agrees to indemnify each other Party for any claims, losses or expenses incurred by such other Party as a result of the representation in this Section 9.12 being untrue.

9.13                           Confidentiality.

9.13.1                  “Confidential Information” refers to: (i) the business or technical information of the Buyer or the Company (including any information relating to product or service plans, designs, costs, product or service prices and names, finances, marketing plans, business plans, requests for proposals, proposals, business opportunities, security, personnel, research, development, know-how, proprietary information relating to the Products, and other information of a proprietary or confidential nature) and (ii) any information disclosed hereunder and designated by the disclosing Party (a “Disclosing Party”) as “confidential” or “proprietary” or which, if disclosed orally, is identified as confidential at the time of such disclosure and confirmed in a writing delivered to the receiving Party (a “Recipient”) within thirty (30) days of such disclosure; provided, however, that “Confidential Information” does not include information that: (a) is in or enters the public domain without breach of this Agreement by a Recipient; (b) a Recipient receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (c) a Recipient develops independently, which the Recipient can prove with written evidence. Notwithstanding any other provision herein to the contrary, the Parties acknowledge and agree that the terms of this Agreement and any pre-contractual negotiations shall constitute Confidential Information of the Buyer.

9.13.2                  Each Party agrees to take all measures reasonably required in order to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures used to maintain the confidentiality of its own information of equal importance. It is understood and agreed that a Recipient may use and disclose Confidential Information received from a Disclosing Party solely for the purposes of exercising the Recipient’s rights and performing its obligations under this Agreement. It is further understood and agreed that the Parties may disclose the terms and conditions of this Agreement to their respective actual and potential investors, attorneys, financial advisors, accountants, collaborators, business partners, employees and contractors who are bound by written agreements with the Recipient to maintain the Confidential Information of the Disclosing Party in confidence or who are otherwise under obligations of confidentiality to the Recipient (collectively, the “Representatives”); provided, however, that the Recipient shall be liable for any unauthorized disclosure by such Representatives. The Parties also may disclose Confidential Information of the other Party in the course of prosecuting or defending litigation, complying with applicable governmental regulations or submitting information to tax or other governmental authorities, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and will use diligent efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). Without limiting the foregoing sentence, the Parties agree that the Buyer may file this Agreement as an exhibit to a registration statement filed under the Securities Act of 1933, or a periodic report filed under the Securities Exchange Act of 1934, so long as the Buyer so filing this Agreement exercises its reasonable efforts to seek confidential treatment regarding the financial terms of this Agreement to the extent permitted by law.

9.13.3                  The Recipient of Confidential Information acknowledges that Confidential Information includes trade secrets or confidential or proprietary information, the disclosure of which could cause substantial harm to the Disclosing Party that could not be remedied by the payment of damages alone. Accordingly, the Parties agree that a Disclosing Party shall be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any breach of this section.

9.13.4                  Upon the written request of the Disclosing Party, the Receiving Party shall promptly return all tangible items relating to Confidential Information of the Disclosing Party, including all written material, photographs, models, components and the like made available or supplied by the Disclosing Party to the Receiving Party, and all copies and derivatives thereof.

9.14                           Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the Parties hereto may require.

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IN WITNESS WHEREOF, the Parties hereto have executed this QUOTA PURCHASE AGREEMENT as of the date first set forth above.

BUYER:		QUOTAHOLDERS:

ORANGE 21 INC.
/s/ Riccardo Polinelli
By:	/s/ Barry Buchholtz	Riccardo Polinelli, an individual
Name:	Barry Buchholtz
Its:	CEO
/s/ Raffaella Ghiringhelli
Raffaella Ghiringhelli, an individual